EXHIBIT 10.1

G1 THERAPEUTICS, INC.

SECOND AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of G1 Therapeutics, Inc. (the “Company”) has approved the following Second Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of June 17, 2021 (the “Effective Date”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Equity Grants

All equity grant amounts, including stock options and restricted stock units, set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Equity Grants

The annual equity grant (the “Annual Equity Grant”) to each Non-Employee Director shall be denominated at a fixed dollar value rather than a fixed number of shares. Each Non-Employee Director shall be granted, without any further action by the Board of Directors, (i) a non-qualified stock option (a “Company Option”) to purchase shares of the Company’s common stock at a fixed dollar value equal to seventy-five percent (75%) of the Annual Target Value (defined below), and (ii) a number of restricted stock units (each relating to one (1) share of the Company’s common stock) (the “Company RSUs”) at a fixed dollar value equal to twenty-five percent (25%) of the Annual Target Value, under the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan (the “Stock Plan”) on the date of the first meeting of the Board of Directors held following the Company’s annual meeting of stockholders. The aggregate fixed dollar value of the annual equity grant (the “Annual Target Value”) shall be $375,000. Company Options shall be valued based on a 30-day average price as of the date of grant and a Black-Scholes factor. Company RSUs shall be valued based on a 30-day average price as of the date of grant. Quantities of Company Options and Company RSUs shall be rounded up to the nearest whole unit.

Initial Stock Option Grant for Newly Appointed or Elected Directors

Each new Non-Employee Director shall be granted a non-qualified stock option to purchase the Company’s common stock under the Stock Plan with a fixed dollar value equal to $750,000 at the first regularly scheduled meeting of the Board of Directors on or after the date of his or her initial appointment or election to the Board of Directors. Company Options shall be valued based on a 30-day average price as of the date of grant and a Black-Scholes factor. Company RSUs shall be valued based on a 30-day average price as of the date of grant. Quantities of Company Options and Company RSUs shall be rounded up to the nearest whole unit.

Initial Stock Option Grant for Newly Appointed or Elected Chairperson

Each new Non-Employee Director who shall serve as Chairperson of the Board of Directors shall be granted a non-qualified stock option to purchase 100,000 shares of the Company’s common stock under the Stock Plan at the first regularly scheduled meeting of the Board of Directors on or after the date of his or her initial appointment as Chairperson of the Board of Directors. This grant is in addition to the Annual Equity Grant.

Terms for All Option Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Company Options granted under this Policy shall (i) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the grant date; (ii) terminate ten years after the grant date; (iii) vest 100% upon the consummation of a Change in Control (as defined below); and (iv) contain such other terms and conditions as set forth in the form of option agreement approved by the Board of Directors or the Compensation Committee prior to the grant date. Subject to the continued service of each Non-Employee Director and unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each annual stock option grant shall vest on the first anniversary of the date of grant and each initial stock option grant shall vest in equal monthly installments following the date of grant until the third anniversary of the grant date. A “Change in Control” means (a) the Company’s merger or consolidation with or into another entity such that the stockholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (b) the sale or other disposition of all or substantially all of the assets of the Company, or (c) the sale or other disposition of greater than fifty percent (50%) of the then-outstanding voting stock of the Company by the holders thereof to one or more persons or entities who are not then stockholders of the Company.

Terms for All RSU Grants

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Company RSUs granted under this Policy shall (i) terminate ten years after the grant date; (ii) vest 100% upon the consummation of a Change in Control; and (iii) contain such other terms and conditions as set forth in the form of RSU agreement approved by the Board of Directors or the Compensation Committee prior to the grant date. Subject to the continued service of each Non-Employee Director and unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each annual RSU grant shall vest on the first anniversary of the date of grant.

Annual Fees

Each Non-Employee Director serving on the Board of Directors and the Audit Committee, Compensation Committee and/or Nominating and Governance Committee, as applicable, shall be entitled to the following annual amounts (the “Annual Fees”):

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Member	Annual Retainer Amount for Chair (total)
Board of Directors	$45,000	$80,000
Audit Committee	$10,000	$30,000
Compensation Committee	$7,500	$22,500
Nominating and Governance Committee	$5,000	$15,000

Except as otherwise set forth in this Policy, all Annual Fees shall be paid for the period from January 1 through December 31 of each year. Such Annual Fees shall be paid in cash.

Payments

Payments payable to Non-Employee Directors shall be paid quarterly in arrears promptly following the end of each fiscal quarter, provided that (i) the amount of such payment shall be prorated for any portion of such quarter that such director was not serving on the Board of Directors or a committee and (ii) no fee shall be payable in respect of any period prior to the date such director was elected to the Board of Directors or a committee.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee shall periodically review this Policy to assess whether any amendments in the type and amount of compensation provided herein should be made and shall make recommendations to the Board of Directors for its approval of any amendments to this Policy.